Exhibit 10.1

EXECUTIVE AGREEMENT

This Executive Agreement (the “Agreement”) is made and entered into effective as of January 19, 2015 (the “Effective Date”), by and between Dr. John Sullivan-Bolyai (the “Executive”) and ContraVir Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A.  WHEREAS, the Company wishes to retain Executive as its Chief Medical Officer; and

B.  WHEREAS, in order to provide Executive with the financial security and sufficient encouragement to become retained by the Company, the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to provide Executive with certain engagement terms and severance benefits as set forth herein.

AGREEMENT

In consideration of the mutual covenants herein contained and the engagement of Executive by the Company, the parties agree as follows:

1.              Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)    “Cause” shall mean any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in substantial personal enrichment of Executive in connection with Executive’s engagement with the Company; (ii) Executive’s conviction of, or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses); (iii) Executive’s gross negligence that is materially injurious to the Company; (iv) a material breach of Executive’s proprietary information agreement that is materially injurious to the Company; or (v) Executive’s (1) material failure to perform his duties as an officer of the Company, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.

(b)    “Change of Control” shall mean the occurrence of any of the following events:

(i)                 the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)              the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii)           there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

(c)     “Disability” means totally and permanently disabled as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof.

(d)    “Good Reason” shall mean without Executive’s express written consent any of the following: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) the relocation of Executive to a facility or a location more than twenty-five (25) miles from the Company’s then current principal location; (iii) a material breach by the Company of this Agreement or any other agreement with Executive that is not corrected within fifteen (15) days after written notice from Executive (or such earlier date that the Company has notice of such material breach); or (iv) the failure of the Company to obtain the written assumption of this Agreement by any successor contemplated in Section 12 below.

2.              Duties and Scope of Position.  During the Engagement Term (as defined below), Executive will serve as Chief Medical Officer of the Company, reporting to the Chief Executive Officer, and assuming and discharging such responsibilities as are commensurate with Executive’s position.  During the Engagement Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto.  Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing his investments, other business affairs and other matters or serving on civic or charitable boards or committees, provided that no such activities unduly interfere with the performance of his obligations under this Agreement, provided that Executive shall honor the non competition and non solicitation terms as per Section 15 below.  During the Engagement Term, Executive agrees to disclose to the Company those other companies of which he is a member of the Board of Directors, an executive officer, or a consultant.

3.              Term.  The term of Executive’s engagement under this Agreement shall commence as of the date above (the “Effective Date”) and shall continue for a period of three (3) years, unless earlier terminated in accordance with Section 9 hereof.  The term of Executive’s engagement shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the “Engagement Term,” such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Engagement Term: the period commencing as of the Effective Date and ending three (3) years from the Effective Date or such later date to which the term of Executive’s engagement under the Agreement shall have been extended is referred to herein as the

“Engagement Term” and the end of the Engagement Term is referred to herein as the “Expiration Date.”

4.              Base Compensation.  The Company shall pay to Executive a base compensation (the “Base Compensation”) of $320,000 per year (prorated for any partial year), payable in equal bimonthly installments.  Unless agreed by the Executive in writing, in no event shall the Base Salary decrease during the Engagement Term.  In addition, each year during the term of this Agreement, Executive shall be reviewed for purposes of determining the appropriateness of increasing his Base Compensation hereunder.  For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.

5.              Target Bonus.  In addition to his Base Compensation, Executive shall be given the opportunity to earn an annual bonus (the “Bonus”) of up to 25% of Base Compensation.  The Bonus shall be earned by Executive upon the Company’s achievement of performance milestones for a fiscal year (in each case, the “Target Year”) to be mutually agreed upon by the Executive and the Board or its compensation committee within 90 days after the Effective Date; provided, however, that in the event the Board or its compensation committee in good faith extends such date, such extension shall not be considered a breach of this Agreement.  In the event Executive is retained by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section 5, Executive shall be entitled to receive a pro-rated Bonus for such Target Year based on the number of days Executive was retained by the Company during such Target Year divided by 365.  The determinations of the Board or its compensation committee with respect to Bonuses will be final and binding.

6.              Executive Benefits.  Executive shall be entitled to participate in the executive benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated Executive, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans.  In the alternative, Executive shall receive the monetary equivalent for such Executive Benefits.

7.              Stock Option Grant.  135,000 qualified stock options (the “Initial Options”) shall be granted to Executive pursuant to the Company’s stock option plan upon commencement of the

Engagement Term.  Such options will have an exercise price equal to fair market value per share on the date of grant and will vest annually in equal amounts over a period of three (3) years, with 45,000 shares vesting on each one-year anniversary of the date of grant.  The option agreement will include (i) a Change of Control provision whereby as of immediately prior to a Change of Control of the Company, all of the stock options will vest and become fully exercisable and a termination provision whereby in the event Executive’s engagement is terminated voluntarily or for Cause by the Company, the unvested stock options will expire forthwith but if such engagement is terminated for any other reason (except death or Disability), the options may not be exercised at any time later than six (6) months after such termination of Executive’s engagement.  If Executive’s engagement is terminated by death or Disability, the options may be exercised within a period of one (1) year after such termination.

8.                    Reimbursement of Expenses; Vacation; Sick Days and Personal Days.  Executive shall be provided with reimbursement of expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group.  Executive shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level executives, but not less than three (3) weeks of vacation per calendar year, provided Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Chief Executive Officer.  Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term.  Executive shall be entitled to no more than an aggregate of six (6) sick days and two (2) personal days per calendar year.

9.              Termination.

(a)    Termination by the Company.  Subject to the obligations of the Company set forth in Section 10, the Company may terminate Executive’s engagement at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement.  Notwithstanding the foregoing, after six (6) months from the Effective Date, in the event the Company desires to terminate the Executive’s engagement without Cause, the

Company shall give the Executive not less than sixty (60) days advance written notice. Executive’s engagement shall terminate automatically in the event of his death.

(b)    Termination by Executive.  The Executive may terminate the Engagement Term without prior notice (1) within the first six (6) months following the Effective Date or (2) upon a showing of Good Cause as defined in Section 1(d). After six (6) months from the Effective Date, the Executive may voluntarily terminate the Engagement Term upon sixty (60) days’ prior written notice for any reason or no reason.

(c)     Termination for Death or Disability.  Subject to the obligations of the Company set forth in Section 10, Executive’s engagement shall terminate automatically upon his death.  Subject to the obligations of the Company set forth in Section 10, in the event Executive is unable to perform his duties as a result of Disability during the Engagement Term, the Company shall have the right to terminate the engagement of Executive by providing written notice of the effective date of such termination.

10.       Payments Upon Termination of Engagement.

(a)    Termination for Cause, Death or Disability or Termination by Executive.  In the event that Executive’s engagement hereunder is terminated during the Engagement Term by the Company for Cause pursuant to Section 9(a), as a result of Executive’s death or Disability pursuant to Section 9(c), or voluntarily by Executive, the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: on the date of termination the Company shall pay to the Executive, if the Executive instructs the Company in writing, a lump sum amount equal to (i) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (ii) any Bonus earned and not yet paid through the date of termination; and (iii) within 2-1/2 months following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination.

(b)    Termination by Company Without Cause.  In the event that Executive’s engagement is terminated during the Engagement Term by the Company without Cause pursuant to Section (a), the Company shall compensate Executive, after the Executive has been employed by the Company for six (6) continuous months, as follows:

(i)             on the date of termination, the Company shall pay to the Executive, if the Executive instructs the Company in writing, a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus earned and not yet paid through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; and (D) provided that Executive executes a written release, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s engagement by the Company, the Company shall pay the following additional compensation: a lump sum amount equal to nine (9) months of Executive’s Base Compensation then in effect as of the day of termination.  In the event Executive’s engagement is terminated without Cause and a Change of Control of the Company occurs within six (6) months of such termination, Executive also shall be entitled to the severance benefits set forth under Section 10(c).

(c)     Termination in the Context of a Change of Control.  Notwithstanding anything in Section 10(a) or 10(b) to the contrary, in the event of Executive’s termination of engagement with the Company after six (6) months of continuous employment either (i) by the Company without Cause at any time within six (6) months prior to the consummation of a Change of Control if, prior to or as of such termination, a Change of Control transaction was Pending (as defined in Section 10(d) below) at any time during such six (6)-month period, (ii) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (iii) by the Company without Cause at any time within twelve (12) months after the consummation of a Change of Control, then, Executive shall be entitled to the following payments and other benefits:

(i)             on the date of termination (except as specified in clause (C)), the Company shall pay to the Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus earned and not yet paid through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination;

(ii)          on the date of termination the Company shall pay to the Executive, , a lump sum amount equal to nine (9) months of Executive’s Base Compensation then in effect as of the day of termination;

(iii)       notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, all of the shares that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Executive, become fully exercisable for (A) a period of six months following the date of termination only if at the time of such termination there is a Change of Control transaction Pending (as defined in Section 10(d) below) or (B) if clause (A) does not apply, then such period of time set forth in the agreement evidencing the security; and

(iv)      Severance benefits under this Section 10(c) and Section 10(b) above shall be mutually exclusive and severance under one such section shall not prohibit severance under the other.

(d)    Definition of “Pending.”  For purposes of Section 10(c), a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; or (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction.

11.       Indemnification Employee hereby represents and warrants to the Company that Employee has full power and authority to enter into this Agreement and that the execution of this agreement and the performance of Employee’s duties hereunder will not cause Employee to be in violation of any other agreement, judgment, order, decree, former employment relationship or other obligation to which Employee may be subject.  Employee shall indemnify and defend the Company and its affiliates against all liability, cost, damage, and expense that they may incur as a result of any claim or event which is related to this Section 11.

12.       Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or otherwise pursuant to a Change of Control shall assume the Company’s obligations under this Agreement and agree expressly in writing to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by operation of law or otherwise.

13.       Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to his last known residence) or three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

14.       Confidential Information.  Executive recognizes and acknowledges that by reason of Executive’s engagement by and service to the Company before, during and, if applicable, after the Engagement Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s engagement use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such engagement, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s engagement shall remain the property of the Company.  Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Upon termination of Executive’s engagement, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.  As a condition of Executive’s engagement with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit “A”, and incorporated herein by this reference.

15.       Non-Competition; Non-Solicitation.

(a)    Non-Compete.  The Executive hereby covenants and agrees that during the Engagement Term and so long as the Executive’s Engagement Term is at least six (6) months, for a period of one year following the Expiration Date, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area.  For the purpose of this Section 15(a), (i) “Competing Business” means any pharmaceutical, bio-pharmaceutical or biotechnology company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to virology and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents.  Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

(b)    Non-Solicitation.  The Executive further agrees that during the Engagement Term, and for a period of one (1) year from the Expiration Date, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.

(c)     Remedies.  The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein.  Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 15 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 15 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

16.       Engagement Relationship.  Executive’s engagement with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s engagement at any time and for any reason, with or without Cause or Good Reason in accordance with the Notice provisions as provided for in Section 9.  Any contrary representations that may have been made to Executive are superseded by this Agreement.  This is the full and complete agreement between Executive and the Company on this term.  Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s engagement may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

17.       Miscellaneous Provisions.

(a)    Modifications; No Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)    Entire Agreement.  This Agreement supersedes all prior agreements and understandings between the parties, oral or written.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(c)     Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of New Jersey.

(d)    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)     Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(f)      Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(g)     Construction of Agreement.  In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	ContraVir Pharmaceuticals, Inc.

	By:	/s/ James Sapirstein
	Name:	James Sapirstein

	Title:	Chief Executive Officer

EXECUTIVE:	/s/ Dr. John Sullivan-Bolyai
Dr. John Sullivan-Bolyai